Exhibit 10.19

EXECUTION COPY

October 5, 2018

Jennifer Lopez-Gottardi, CPA

c/o Russel Reynolds & Associates

Re: Offer of Employment

Dear Ms. Lopez-Gottardi:

On behalf of Hemisphere Media Group, Inc., a Delaware corporation (the “Company”), I am pleased to offer you a position as a full-time exempt Corporate Controller.  If these terms and conditions are agreeable to you, please sign and date a copy of this letter in the space provided below and return it to me. This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.  Certain capitalized terms used herein shall have the meaning set forth in the “Appendix” to this letter (attached hereto).

1.                                      Your start date, subject to the conditions herein, shall be on or about November 1, 2018.  You shall devote substantially all of your business time and efforts to the Company and its Affiliates and perform your duties and responsibilities consistent with the policies, procedures and practices of the Company.  You shall report directly to the Chief Financial Officer or his designee (each a “Supervisor”) and perform such lawful duties and responsibilities as directed from time to time by the Supervisor, although you will be expected to exercise discretion and independent judgment in carrying out your job duties in the course of your employment with the Company.  You shall initially perform your job duties in the Miami, FL metropolitan area; provided, that you acknowledge that your duties and responsibilities may require you to travel on business to the extent necessary to fully perform your duties and responsibilities hereunder, and in connection therewith, as reasonably required by the Company, you shall visit any reasonable location, to perform your duties hereunder.  The Company shall promptly reimburse you for your reasonable and necessary business expenses incurred in connection with performing your duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

2.                                      Your annual base salary will be paid at a rate of $250,000 per year (“Base Salary”), payable in accordance with the Company’s applicable payroll practices as are in effect from time to time.  At this time, salaries are paid on a semi-monthly basis.  During your employment with the Company, you shall have the opportunity to earn an annual bonus based on your performance, which the Company may grant or withhold in its sole discretion (the “Annual Bonus”).  An Annual Bonus shall be based on performance against performance criteria established by the Supervisor, subject to your continued employment with the Company through the payment of such bonus. Your target Annual Bonus shall be of 30% of your Base Salary.  For the avoidance of doubt, you

4000 Ponce de Leon Blvd., Suite 650, Coral Gables, FL  33146 • Tel.: 305-421-6364 • Fax: 305-421-6389

shall not be eligible for an Annual Bonus for the year ending December 31, 2018.  Bonuses at the Company are usually paid by March 15 of the fiscal year following the year in which a bonus is earned.

3.                                The Company shall grant to you (subject to the approval of the Company’s Board of Directors), pursuant to, and subject to, the terms of the Plan and an option grant certificate, an option (the “Option”) to purchase 25,000 shares of the Company’s common stock (the “Stock”). Each share of Stock subject to the Option has an exercise price equal to the fair market value of a share of Stock on the date of grant.

4.                                If this offer is accepted and you begin employment with the Company, you will also be eligible to participate in such benefit programs as the Company may, in its discretion, from time to time maintain for employees of your level, including, group health, dental and vision coverage and long-term disability coverage, in accordance with and subject to the eligibility and other provisions of such plans and programs.  You will be eligible for health, dental, vision and long-term disability coverage on the first day of the calendar month immediately following your first thirty (30) days of employment.  The foregoing is a summary, and in case of inconsistencies, the terms of the plans and programs will govern.  The Company expressly reserves the right to modify, substitute or eliminate these and other benefits at any time.

5.                                You will be eligible for twenty (20) vacation days per calendar year (pro-rated for any partial calendar year) and may take such vacation in accordance with Company policy.

6.                                You will be expected to abide by all Company policies and will be required to acknowledge receipt of the basic employment policies handbook as well as various Company policies as are in effect from time to time.

7.                                You acknowledge that in the course of your employment with the Company, you shall become familiar with the Company’s Confidential Information, including trade secrets, and that your services are of special, unique and extraordinary value to the Company.  You acknowledge that the Confidential Information obtained by you while employed by the Company is the property of the Company.  Therefore, you agree that you shall not disclose to any unauthorized Person or use for your own purpose any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of your acts or omissions in violation of this letter.

8.                                You agree that you shall not disclose the contents of this letter, except to your immediate family and your financial and legal advisors, or as may be required by law or ordered by a court.  You further agree that any disclosure to your financial or legal advisors shall only be made after such advisors acknowledge and agree to maintain the confidentiality of this letter and its terms.

9.                                You further agree that you will not improperly use or disclose any Confidential Information or trade secrets, if any, of any former employers or any other Person to whom you have an obligation of confidentiality, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other Person to whom you have an obligation of confidentiality unless consented to in writing by the former employer or other Person.

10.                         You acknowledge that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company, in whatever form (including electronic), and all copies thereof, that are received or created by you while an employee of the Company or its subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below) are and shall remain the property of the Company, and you shall immediately return such property to the Company upon the termination of your employment for any reason and, in any event, at the Company’s request.  You further agree that any property situated on the premises of, and owned by, the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.

11.                         You agree that the results and proceeds of your services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee or consultant of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by you, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to you whatsoever.  If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to you whatsoever.  As to any Invention that you are required to assign, you shall promptly and fully disclose to the Company all information known to you concerning such Invention.  You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that you now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

12.                         You shall not, whether in writing or orally, malign, denigrate or disparage the Company, its respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish

(whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair you from, in the course of and consistent with his duties for the Company, making public comments which include good faith, candid discussions, or acknowledgements regarding the Company’s performance or business, or discussing other officers, directors, and employees in connection with normal performance evaluations, or otherwise testifying truthfully in any legal or administrative proceeding where such testimony is compelled, or requested or from otherwise complying with legal requirements.  You further agree to keep confidential the existence of, and any information concerning, any dispute between you and the Company, except that you may disclose information concerning such dispute to your immediate family, to the court that is considering such dispute or to your legal counsel and other professional advisors (provided that such counsel and other advisors agree not to disclose any such information other than as necessary to the prosecution or defense of such dispute)

13.                         You represent, warrant and covenant that as of the date hereof: (i) you have the full right, authority and capacity to perform your obligations hereunder, (ii) you are not bound by any agreement that conflicts with or prevents or restricts the full performance of your duties and obligations to the Company hereunder and (iii) the execution and delivery of this letter shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which you are subject.

14.                         The Company may deduct and withhold from any amounts payable to you such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

15.                         You acknowledge that your employment will be at-will.  This means that either you or the Company may end your employment at any time, with or without cause, and with or without notice and without any obligation to you except to pay you for your salary through the date of termination.  You further acknowledge and agree that nothing is this letter is intended to or does create a contract of employment.

16.                         Your employment is contingent upon a satisfactory background check (including, without limitation, pre-hire drug testing), ratification by the Company’s Board of Director and/or its Audit Committee and your having and maintaining authorization to work in the United States.  The Company reserves the right to terminate your employment should you fail to possess or maintain such work authorization, or if such work authorization expires.  You agree and understand that it is the policy of the Company to maintain a drug-free work place.  You hereby consent to a pre-hire drug test as a condition to your employment.  You understand that the Company has the right, upon reasonable suspicion, to demand you immediately undergo testing for the presence of illegal or inappropriate drug usage.

17.                         For purposes of paragraphs 7, 8, 9, 10, 11 and 12 of this letter, references to the Company shall include its subsidiaries and Affiliates.

18.                         You acknowledge that a violation by you of any of the provisions in paragraphs 7, 8, 9, 10, 11 and 12 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate.  Accordingly, you agrees that, notwithstanding any provision of this letter to the contrary, the Company, shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in paragraphs 7, 8, 9, 10, 11 and 12  in addition to any other legal or equitable remedies it may have.  The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this letter or otherwise, and all of the Company’s rights shall be unrestricted.

19.                         The Company reserves the right, at any time, to modify the terms hereof, including, without limitation, salary and benefits.  The failure of a party to insist upon strict adherence to any term of this letter on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this letter.  No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  This offer letter contains the entire terms of the offer of employment extended hereunder, and supersedes all prior or contemporaneous oral or written understandings or previous offers extended by the Company.

20.                         You have until Friday, October 12, 2018 to accept the terms of this offer by executing below and delivering an executed copy to the Company’s representatives; after such date, this offer set forth in this letter shall expire and be rescinded by the Company.

21.                         The rights and obligations of the parties under the provisions of this letter shall survive, and remain binding and enforceable, notwithstanding the termination of this letter, the termination of your employment or services hereunder.

[Signature page follows]

Sincerely,

/s/ Craig D. Fischer
Craig D. Fischer
Chief Financial Officer

Accepted and agreed to

By:	/s/ Jennifer Lopez-Gottardi
Jennifer Lopez-Gottardi

Date:	10/7/2018

[Signature Page to Offer Letter – Lopez-Gottardi]

Appendix

Defined Terms

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct or indirect ownership interest shall be treated as an Affiliate of the Company.

“Confidential Information” means information, observations and data concerning the business or affairs of the Company, including, without limitation, all business information (whether or not in written form) which relates to the Company, or its customers, suppliers or contractors or any other third parties in respect of which the Company has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of your breach of this letter, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Governmental Entity” means any national, state, county, local, municipal or other government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated entity or other entity.

“Plan” means the Hemisphere Media Group, Inc. Amended and Restated 2013 Equity Incentive Plan.